Exhibit 5.1

July 2, 2021

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, Ontario

L8P 0A6

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Canadian counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Fusion Pharmaceuticals Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), of up to $400,000,000 of any combination of (i) common shares of the Company (the “Common Shares”), (ii) preferred shares of the Company (“Preferred Shares”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities (“Warrants”), (v) subscription rights to purchase Common Shares, Preferred Shares or Debt Securities (“Subscription Rights”), and (vi) units comprised of Common Shares, Debt Securities and Warrants in any combination (“Units”). The Common Shares, Preferred Shares, Debt Securities, Warrants, Subscription Rights and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Shares, Preferred Shares, Warrants, Subscription Rights and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered together or separately, in one or more offerings, in amounts, at prices and on the terms that the Company will determine at the time of the offering and which will be set forth in a prospectus supplement (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants, Subscription Rights and Units, and the indentures, warrant agreements, subscription right agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York, and that such indentures, warrant agreements, subscription right agreements, unit agreements and other agreements will be enforceable against each of the parties thereto in accordance with their terms, and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued and outstanding Common Shares or Preferred Shares, as applicable, together with the total number of such shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit), as the case may be, then outstanding, will not exceed the total number of authorized Common Shares or Preferred Shares, as applicable, available for issuance under the Company’s articles as then in effect (the “Articles”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

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with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization;

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with respect to Preferred Shares, (a) the establishment of the terms of such Preferred Shares by the Company in conformity with the Articles and applicable law and (b) the execution and filing of, and the effectiveness of, articles of amendment setting forth the terms of such Preferred Shares in accordance with the Articles and applicable law;

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with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants, Subscription Rights or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of Common Shares, such Common Shares will be validly issued, fully paid and nonassessable Common Shares.

2.	Upon the Future Authorization and Issuance of Preferred Shares, such Preferred Shares will be validly issued, fully paid and nonassessable Preferred Shares.

3.	Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.	Upon the Future Authorization and Issuance of Subscription Rights, such Subscription Rights will be valid and binding obligations of the Company.

6.	Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP